QORVO, INC.
NONQUALIFIED DEFERRED COMPENSATION PLAN

PREAMBLE
The TriQuint Semiconductor, Inc. Nonqualified Deferred Compensation Plan (the “TriQuint Plan”) was adopted by TriQuint Semiconductor, Inc. (“TriQuint”) for the benefit of certain of its Employees and members of its Board of Directors.
As a result of the Agreement and Plan of Merger and Reorganization among the Company, TriQuint and RF Micro Devices, Inc. (“RFMD”) dated as of February 22, 2014, as amended, TriQuint and RFMD became wholly-owned subsidiaries of the Company (the “Mergers”).
The Company desires to assume the TriQuint Plan and to amend and restate the TriQuint Plan by the adoption of this Plan effective as of January 1, 2015 (“Effective Date”). The purpose of the Plan is to provide supplemental retirement income and to permit eligible Participants the option to defer receipt of Compensation, pursuant to the terms of the Plan.
The Plan is intended to be an unfunded deferred compensation plan maintained for the benefit of a select group of management or highly compensated employees under sections 201(a)(2), 301(a)(3) and 401(a)(1) of ERISA. Participants shall have the status of unsecured creditors of the Company with respect to the payment of Plan benefits.

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8.4	Distribution Upon Termination of the Plan	10
ARTICLE IX	THE TRUST	10
9.1	Establishment of Trust	10
ARTICLE X	MISCELLANEOUS	11
10.1	Communication to Participants	11
10.2	Limitation of Rights	11
10.3	Spendthrift Provision	11
10.4	Facility of Payment	11
10.5	Information between Company and Trustee	11
10.6	Notices	11
10.7	Governing Law	12
ARTICLE XI	PLAN ADMINISTRATION	12
11.1	Powers and Responsibilities of the Administrator	12
11.2	Nondiscriminatory Exercise of Authority	12
11.3	Claims and Review Procedures	12
11.4	Plan's Administrative Costs	13

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ARTICLE I
DEFINITIONS

1.1    Definitions. Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
(a)    “Account” means an account established on the books of the Company to record amounts credited on behalf of a Participant and any expenses, distributions, gains or losses included thereon.
(b)    “Administrator” means the Retirement Plan Committee of the Company. The Administrator shall interpret and administer the Plan and take any other action described herein.
(c)    “Base Salary” means the regular salary payable by the Employer to the Participant, including payments for holidays, jury duty, military leave, paid time off, sabbatical or bereavement leave, shift premiums, vacation pay, merit pay and any other amounts treated by the Employer as Base Salary.
(d)    “Beneficiary” means the person or persons entitled under Section 6.5 to receive benefits under the Plan upon the death of a Participant.
(e)    “Board” means the Board of Directors of the Company.
(f)    “Bonuses and Commissions” means the amounts payable by the Employer to the Participant which are not considered Base Salary, which include management incentive payments, profit sharing, discretionary bonuses, commissions, employee incentive payments, and any other bonuses or commissions paid by the Employer.
(g)    “Change of Control” means a change in ownership or effective control of the Company or in the ownership of a substantial portion of the Company’s assets, as defined in Treasury regulations 1.409A-3(i)(5) or subsequent IRS guidance. The terms and provisions of the TriQuint Plan, as in effect prior to the Effective Date, shall govern the rights and benefits of Participants in connection with the Change of Control of TriQuint resulting from the Mergers.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Company” means Qorvo, Inc. and any successors and assigns unless otherwise provided herein.
(j)    “Compensation” means (i) with respect to Eligible Employees, the sum of the Participant’s Base Salary plus Bonuses and Commissions, and (ii) with respect to Outside Directors, all cash retainers and meeting fees, paid for services performed after their Entry Date, excluding expense reimbursements, welfare benefits, imputed income and income recognized pursuant to equity compensation. Any salary deferral elections made under Employer’s 401(k) Plan shall be determined based on the Participant’s Compensation after reduction for the Deferral Contributions to this Plan.

(k)    “Deferral Contribution” means, for each Participant, the amount of Compensation deferred pursuant to Section 3.1 hereof.
(l)    “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees.
(m)    “Eligible Employee” means (i) any U.S. payroll-based Employee who has an annualized rate of pay of at least $160,000 and who is determined by the Administrator to be a management or highly compensated Employee of the Employer, (ii) any Outside Director, or (iii) any other Employee designated by the Company’s Vice-President of Human Resources.
(n)    “Employee” means any employee of the Employer.
(o)    “Employer” means the Company and any of its Subsidiaries.
(p)    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(q)    “Outside Director” means a non-Employee member of the Board.
(r)    “Participant” means any Eligible Employee or Outside Director who participates in the Plan in accordance with Article 2 hereof.
(s)    “Plan” means this Qorvo, Inc. Nonqualified Deferred Compensation Plan.
(t)    “Plan Year” means the 12-consecutive month period beginning January 1 and ending December 31.
(u)    “Separation From Service” means a separation from service as defined in Treasury regulations 1.409A-1(h) or subsequent IRS guidance.
(v)    “Specified Employee” means a “key employee” as defined in Code Section 416(i) without regard to paragraph five (5) thereof at any time during the 12-month period ending on the most recent December 31. As of the 2015 Plan Year, this generally includes (i) the top-paid fifty (50) officers of the Employer with Compensation of more than $170,000 per year, (ii) a 5% owner of the Company, or (iii) a 1% owner of the Company with Compensation of more than $150,000 per year.
(w)    “Trading Day” means a day upon which the major U.S. national stock exchanges are open for trading.

(x)    “Trust” means a trust fund established pursuant to the terms of the Plan, if any.
(y)    “Trustee” means the corporation or individual(s) named in the agreement establishing the Trust and such successor and/or additional trustees as may be named in accordance with the Trust agreement.
(z)    “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of Participant, the Participant’s spouse, Beneficiary or dependent of Participant (as defined in Section 152 of the Code, without regard to (b)(1), (b)(2) and (d)(1)(B)), loss of Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Participant, as described in Treasury regulations 1.409A-3(i)(3) or succeeding guidance.
(aa)    “Valuation Date” means the date the assets in an Account are valued. The value of the assets is their current value, if that Valuation Date is a Trading Day. In the event that the day of the transaction is not a Trading Day, the Participant’s Account shall be valued as of the most recently concluded Trading Day.

ARTICLE II
PARTICIPATION

2.1    Date of Participation. An Eligible Employee or Outside Director becomes a participant by providing the Administrator with a completed Deferral Contribution election form as described in Section 3.1(a). They begin participating in the Plan as of the next payroll period (if an Employee) or date of service (if an Outside Director) following the acceptance of the form by the Administrator.
2.2    Resumption of Participation Following Return to Service. If a Participant ceases to be an Employee or Outside Director and thereafter returns to the service of the Employer he or she will again become a Participant after he or she becomes an Eligible Employee and files with the Administrator an election to defer Compensation as provided in Section 3.1(b).
2.3    Change in Employment Status. If any Participant continues in the employ of the Employer but ceases to be an Eligible Employee, the individual shall continue to be a Participant until the entire amount of his benefit is distributed. However, the Participant shall not be entitled to make Deferral Contributions during the period that he is not an Eligible Employee. In the event that the Participant subsequently again becomes an Eligible Employee, the individual shall resume active participation as provided in Section 3.1(b).

ARTICLE III
CONTRIBUTIONS

3.1    Deferral Contributions.
(a)    Newly Eligible Participants. Within thirty days after first becoming eligible for the Plan, an Eligible Employee or Outside Director may make an irrevocable election to defer Compensation. For this election to be valid, the Participant must complete an election form using procedures established by the Administrator. The properly completed election form shall become effective for Employees with the first payroll period commencing after the receipt of their election by the Administrator or its delegate and with respect to Outside Directors on the first day of service following the receipt of their election by the Administrator or its delegate. Failure to deliver a Deferral Contribution election form within the thirty-day period prevents the newly eligible Participant from making a Deferral Contribution until the following Plan Year as provided in (b) below.
(b)    Annual Open Enrollment. For each succeeding Plan Year, an irrevocable Deferral Contribution election for that Plan Year shall be made by timely completing a Deferral Contribution election form, in accordance with the Administrator’s rules and procedures, during the open enrollment period specified by the Administrator before the end of the Plan Year preceding the Plan Year for which the election is made. If no such election form is timely delivered for the following Plan Year, the Deferral Contribution amount for that Plan Year shall be zero.
(c)    Deferral Contribution Limits. A Deferral Contribution election cannot reduce the Participant’s Compensation by a specified whole percentage not exceeding, (i) for Eligible Employees, 50% of their Base Salary and 100% of their Bonuses and Commissions, and (ii) for Outside Directors, 100% of their Compensation, equal in either case to whole number multiples of one (1) percent.
(d)    Elections. The Deferral Contribution election shall not be effective with respect to Compensation previously earned. Under no circumstances may an election to defer Compensation be adopted retroactively. An election once made will remain in effect for the duration of the Plan Year, except a Participant may revoke or modify the election during the initial or annual enrollment period, as applicable. A Participant may not revoke an election to defer Compensation for a Plan Year during that year, unless the Participant receives a distribution due to an Unforeseeable Emergency, as provided in Section 6.3, or a hardship distribution under the Employer’s 401(k) plan. In that situation, the Participant’s Deferral Contribution shall cease as of the first payment of Compensation after the distribution. A new election will apply only to Compensation payable during the following Plan Year. Amounts credited to a Participant’s Account prior to the effective date of any new, modified or revoked election will not be affected and will be paid in accordance with that prior election.
3.2    Accounts. The Employer shall credit the Deferral Contribution to the Account maintained on behalf of the Participant.

ARTICLE IV
PARTICIPANTS’ ACCOUNTS
4.1    Individual Accounts. The Administrator will establish and maintain a separate Account for each Participant which will reflect Deferral Contributions credited to the Account on behalf of the Participant and any contributions, distributions, earnings, expenses, gains and losses credited thereto, attributable to the investments made with the amounts in the Participant’s Account. Participants will be furnished statements of their Account values at least once each Plan Year. The date of any contribution, distribution or statement of Account is a Valuation Date.
ARTICLE V
INVESTMENT OF CONTRIBUTIONS
5.1    Manner of Investment. The Administrator will select the investment options available under the Plan for Participants to invest their Accounts in as provided in Section 5.2.
5.2    Investment Decisions. The Participant may direct the investment and reinvestment of the Account among the eligible investments selected by the Administrator. If the Participant fails to do so, the Administrator will invest the Participant’s Account.
All dividends, interest, gains and distributions of any nature earned in respect of an investment alternative in which the Account is invested shall be credited to the Account as of any Valuation Date in an amount equal to the net increase or decrease in the net asset value of each investment option since the preceding Valuation Date in accordance with the ratio that the portion of the Account of each Participant that is invested in the designated investment option bears to the aggregate of all amounts invested in the same investment option.
Expenses that are attributable to the acquisition of actual investments shall be charged to the Account of the Participant for which a corresponding investment is made.
5.3    Investment Gains or Losses Upon an Installment Distribution. A Participant electing an installment distribution option under Section 6.1(b) shall continue to be credited with any earnings, gains or losses on their Account once the installments begin.
ARTICLE VI
DISTRIBUTIONS
6.1    Distributions to Participants and Beneficiaries.
(a)    Distribution Date.
(i)    Regular Participants. The portion of a Participant’s Account consisting of Deferral Contributions made in 2006 or later and any related earnings shall be distributed upon the earlier of (1) the Participant’s Separation From Service (subject to (ii) below), (2) the Participant’s Disability, (3) a specified time under Section 6.4 hereunder, (4) a Change of Control, (5) the occurrence of an Unforeseeable Emergency, or (6) an event under Section 6.7.

(ii)    Specified Employee Participants. Upon a Specified Employee’s Separation From Service, that Specified Employee’s Account shall be distributed six months after the Specified Employee’s Separation from Service (or the Specified Employee’s death, if earlier). If the Specified Employee has chosen an installment distribution option, any installments delayed by this paragraph shall be added to and included in the first installment not delayed by this paragraph.
(b)    Lump-Sum or Installment Payment Initial Elections. At the same time a Participant elects the amount of their Deferral Contributions for any Plan Year, the Participant also elects to have their Deferral Contribution for that Plan Year paid out, upon the events in Section 6.1(a)(i)(1)-(5), in one of the following forms of payment:
(i)    A lump sum cash payment;
(ii)    20 quarterly installments;
(iii)    40 quarterly installments; or
(iv)    60 quarterly installments.
Participants may elect a different form of distribution for each Plan Year’s Deferral Contribution. If a Participant fails to designate a form of distribution, that year’s Deferral Contribution shall be paid as a lump sum.
(c)    Subsequent Election to Delay or Change Form of Payment. A Participant may elect to delay a distribution or change the form of payment for other distributions by filing a subsequent election, in the form required by the Administrator. Such subsequent election shall not be effective for a period of one (1) year after being made, and must also delay the payment by a period of at least five (5) years. In the absence of such subsequent election, the Participant’s Account shall be distributed in accordance with their previously filed Account elections.
(d)    Lump-Sum Distribution Timing. For Participants who elect to receive a lump-sum distribution, the value of their Account (or portion thereof specified in the Participant’s election) shall be paid in a cash lump-sum payment as soon as is practicable following the distribution event, or, for Specified Employees who have elected a Separation From Service distribution event, as soon as is practicable six months after the date upon which they incur a Separation From Service (or if earlier, the date of the Specified Employee’s death).
(e)    Lump-Sum Distributions for Certain Accounts. Notwithstanding the Participant’s election under Section 6.1(b) or (c) hereof, if the value of a Participant’s Account is less than $25,000 on the date of the Participant’s distribution event under Section 6.1(a), then the Participant’s Account shall be paid in a cash lump sum payment as soon as is practicable following the distribution event, or, for Specified Employees, as soon as is practicable six months after the date upon which they incur a Separation From Service (or if earlier, the date of the Specified Employee’s death).

(f)    Installment Amounts. For purposes of this Section 6.1, installment payments shall be determined by dividing the value of the Participant’s Account on or immediately before each installment by the number of installment payments remaining. Each installment shall be treated as a separate payment. Installment payments shall commence as soon as is practicable following the distribution event, or, for Specified Employees following a Separation from Service distribution event, as soon as is practicable six months after the date upon which they incur a Separation From Service (or if earlier, the date of the Specified Employee’s death).
6.2    Distribution Following a Change of Control. In the event of a Change of Control, Participant’s Accounts shall be treated as specified in their applicable election forms. Any distributions payable upon a Change of Control shall be made or begin as soon as practicable after the Change of Control.
6.3    Distributions Due to an Unforeseeable Emergency. If the Administrator determines a Participant has an Unforeseeable Emergency, the Administrator shall allow the Participant to withdraw up to one hundred percent (100%) of his or her Account as may be required to meet a sudden Unforeseeable Emergency. Such distribution shall be subject to Treasury Regulations 1.409A-3(i)(3) as well as the following provisions.
The amount distributed for an Unforeseeable Emergency is limited to the amount necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution. The Administrator will determine the amount that is reasonably necessary after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise (including a hardship distribution from the Participant’s account in the Employer’s 401(k) plan) or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) and cessation of Deferral Contributions.
6.4    Scheduled In-Service Distribution. A Participant may elect, as provided in his or her Deferral Contribution election, to receive one or more scheduled in-service (i.e., commencing while employed by the Company, or, for Outside Director Participants, while serving as a Board member) distributions from their Account. A scheduled in-service distribution may be postponed, provided that the postponement occurs at least twelve months before the payment, defers such payment at least five years and otherwise complies with Treasury regulation 1.409A-2(b). In the event the Participant dies, incurs a Disability, a Separation From Service or a Change of Control occurs prior to a scheduled in-service distribution or after they have begun, the in-service distribution election shall be without further force and effect and the applicable Separation From Service, Disability, death or Change of Control distribution provisions of the Plan shall control.
6.5    Death. If a Participant dies before the distribution of his or her Account has commenced, or before such distribution has been completed, his or her designated Beneficiary or Beneficiaries will be entitled to receive the balance or remaining balance of his or her Account based on the distribution schedule elected in the Participant’s deferral elections. Distribution to the Beneficiary or Beneficiaries will be made or begin in accordance with the Participant’s elections and the rules of Section 6.1 hereof as soon as administratively feasible after the Participant’s death if not already commenced.

A Participant may designate a Beneficiary or Beneficiaries, or change any prior designation of Beneficiary or Beneficiaries by giving notice to the Administrator on a form designated by the Administrator. If more than one person is designated as the Beneficiary, their respective interests shall be as indicated on the designation form.
A copy of the death certificate or other sufficient documentation of the Participant’s death must be filed with and approved by the Administrator. If upon the death of the Participant there is, in the Administrator’s discretion, no designated Beneficiary for part or all of the Participant’s Account, such amount will be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate (such spouse or estate shall be deemed to be the Beneficiary for purposes of the Plan) as soon as is practicable. If a Beneficiary dies after benefits to such Beneficiary have commenced, but before they have been completed, and, in the Administrator’s discretion, no person has been designated to receive such remaining benefits, then such benefits shall be paid to the deceased Beneficiary’s estate as soon as is practicable.
6.6    Disability. If a Participant suffers a Disability before the distribution of his or her Account has commenced, or before such distribution has been completed, the Participant or their conservator or guardian will be entitled to receive the balance or remaining balance of the Participant’s Account based on the schedule elected in the Participant’s deferral election, plus any amounts thereafter credited to his or her Account. Distribution to the Participant, conservator or guardian will be made in accordance with the Participant’s elections and the rules of Section 6.1 hereof, as soon as administratively feasible after the Participant’s Disability is determined.
6.7    Permitted Acceleration. Except as otherwise provided in Treasury regulation 1.409A-3(j), the Plan may accelerate the time or schedule of any payment or distribution:
(a)    to an individual other than the Participant as is necessary to comply with a Domestic Relations Order.
(b)    to comply with a certificate of divestiture as defined in Code Section 1043(b)(2);
(c)    to pay any employment or income tax withholding imposed on Deferral Contributions previously made by a Participant; or
(d)    if the Plan or the Participant’s Deferral Contributions do not satisfy Code Section 409A or any related regulations or IRS guidance, but limited to the amount required to be included in the Participant’s income caused by the failure to comply.
6.8    Notice to Trustee. The Administrator will notify the Trustee, if any, in writing whenever any Participant or Beneficiary is entitled to receive benefits under the Plan.
6.9    Time of Distribution. In no event will distribution to a Participant be made later than the date specified by the Participant in his or her election to defer Compensation; provided, however, that if a Participant becomes a Specified Employee, his or her election regarding Separation from Service shall be subject to the six (6) month distribution delay requirements of Section 6.1(a)

(ii) and Treasury regulations 1.409A-3(i)(2). Distributions shall be paid as soon as administratively feasible following the distribution event.
6.10    Limitation on Distributions to Covered Employees Prior to a Change of Control. Notwithstanding any other provision of this Article VI, in the event that, prior to a Change of Control, the Participant is a “covered employee” as that term is defined in Section 162(m)(3) of the Code, or would be a covered employee if his or her Account were distributed in accordance with his or her election or early withdrawal request, the maximum amount which may be distributed from the Participant’s Account in any Plan Year shall not exceed one million dollars ($1,000,000) less the amount of compensation paid to the Participant in such Plan Year which is not “performance-based” (as defined in Code Section 162(m)(4)(C)), which amount shall be reasonably determined by the Administrator at the time of the proposed distribution. Any amount which is not distributed to the Participant in a Plan Year as a result of this limitation shall be distributed to the Participant in the next Plan Year, subject to compliance with the foregoing limitation set forth in this Section 6.10 and compliance with any six (6) month distribution delay requirements of Section 6.1(a)(ii) and Treasury regulation 1.409A-3(i)(2).
6.11    Delays in Distributions. Notwithstanding any other Plan provision, any payment due to any Participant that would cause the Employer to violate a loan covenant, securities or other applicable laws or if a bona fide dispute exists over a Participant’s entitlement to the payment or the payment is administratively or economically impractical then the payment shall be delayed until no violation would occur, the dispute is resolved or the payment becomes practicable.
6.12    Tax Withholding. Distributions under this Article VI shall be subject to all applicable withholding requirements for state, federal and local income or employment taxes and to any other federal, state or local taxes that may be applicable to such payments.
ARTICLE VII
SPECIAL CHANGE OF CONTROL PROVISIONS
7.1    No New Participants Following Change of Control. No individual may begin participation in the Plan following a Change of Control.
7.2    No Deferrals Following a Change of Control. Deferrals shall cease as of the date of a Change of Control, unless the acquirer expressly adopts and continues this Plan.
ARTICLE VIII
AMENDMENT AND TERMINATION
8.1    Amendment Prior to and on and After a Change of Control. Prior to a Change of Control, the Company reserves the authority to amend or terminate the Plan by adopting a written amendment or a restated Plan document, executed by the Company only, in which the Company has indicated a change or changes in provisions previously elected by it. Such changes are to be effective on the effective date of such amendment or restated Plan document. Any such change notwithstanding, no Participant’s Account shall be reduced by such change below the amount to which the Participant would have been entitled if he had voluntarily left the employ of the Employer immediately prior to the date of the change. The Company may from time to time make any amendment to the Plan that may be necessary to satisfy the Code, ERISA or other applicable law. Prior to a Change of Control, the Board shall act on behalf of the Company for purposes of this Section. On and after a Change of Control, only the Administrator may amend the Plan; provided, however, that following a Change of Control, the Administrator may not increase the investment options available under the Plan, institute a guaranteed rate of return or take similar actions to materially increase the benefits of Participants, unless the Board’s consent is first obtained.
8.2    Retroactive Amendments. An amendment made by the Company in accordance with Section 8.1 may be made effective on a date prior to the first day of the Plan Year in which it is adopted if such amendment is necessary or appropriate to enable the Plan (and Trust, if any) to satisfy the applicable requirements of the Code, ERISA or other applicable law or to conform the Plan to any change in federal law or to any regulations or ruling thereunder. Any retroactive amendment by the Company shall be subject to the provisions of Section 8.1.
8.3    Plan Termination. The Company has adopted the Plan with the intention and expectation that contributions will be continued indefinitely. However, the Company has no obligation or liability whatsoever to maintain the Plan for any length of time and may discontinue contributions under the Plan or terminate the Plan at any time without any liability hereunder for any such discontinuance or termination; provided, however, that on and after a Change of Control, only the Administrator may terminate the Plan.
8.4    Distribution upon Termination of the Plan. Upon termination of the Plan, no further Deferral Contributions shall be made under the Plan, but Accounts of Participants maintained under the Plan on the date of termination shall continue to be governed by the terms of the Plan until paid out in accordance with the terms of the Plan and Participants’ Deferral Contribution elections.
ARTICLE IX
THE TRUST
9.1    Establishment of Trust. The Company may establish a Trust between the Company and the Trustee, in accordance with the terms and conditions as set forth in a separate agreement, under which assets are held, administered and managed, subject to the claims of the Company’s creditors in the event of the Company’s insolvency, until paid to Participants and their Beneficiaries as specified in the Plan. The Trust is intended to be treated as a grantor trust under the Code, and the establishment of the Trust is not intended to cause Participants to realize current income on amounts contributed thereto.

ARTICLE X
10.1    Communication to Participants. The Plan and any amendments will be communicated to all Participants by the Employer promptly after the Plan or amendment is adopted.
10.2    Limitation of Rights. Neither the establishment of the Plan (and the Trust, if any), nor any amendment thereof, nor the creation of any fund or account, nor the payment of any benefits, will be construed as giving to any Participant or other person any legal or equitable right against the Employer, Administrator or Trustee, except as provided herein; and in no event will the terms of employment or service of any Participant be modified or in any way affected hereby. Participation in the Plan is not a guarantee of employment.
10.3    Spendthrift Provision. The benefits provided hereunder will not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, either voluntarily or involuntarily, and any attempt to cause such benefits to be so subjected will not be recognized, except to such extent as may be required by law.
10.4    Facility of Payment. In the event the Administrator determines in its complete discretion, on the basis of medical reports or other evidence satisfactory to the Administrator, that the recipient of any benefit under the Plan is incapable of handling his affairs by reason of minority, illness, infirmity or other incapacity, the Administrator may direct the Trustee to disburse such payments to a person or institution designated by a court which has jurisdiction over such recipient or a person or institution otherwise having the legal authority under State law for the care and control of such recipient. The receipt by such person or institution of any such payments therefore, and any such payment to the extent thereof, shall discharge the liability of the Trust for the payment of benefits hereunder to such recipient.
10.5    Information between Company and Trustee. The Company agrees to furnish the Trustee, and the Trustee agrees to furnish the Company with such information relating to the Plan and Trust as may be required by the other in order to carry out their respective duties hereunder, including without limitation information required under the Code or ERISA and any regulations issued or forms adopted thereunder.
10.6    Notices. Any notice or other communication in connection with this Plan shall be deemed delivered in writing if addressed as provided below and if either actually delivered at said address or, in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the United States mails, first-class postage prepaid and registered or certified:
(a)    If it is sent to the Company or Administrator, it will be at the address specified by the Company;
(b)    If it is sent to the Trustee, it will be sent to the address set forth in the Trust Agreement; or, in each case at such other address as the addressee shall have specified by written notice delivered in accordance with the foregoing to the addressor’s then effective notice address.

10.7    Governing Law. To the extent it is applicable, the Plan will be construed, administered and enforced according to ERISA, and to the extent not preempted thereby, the laws of the state of Delaware.
ARTICLE XI
PLAN ADMINISTRATION

11.1    Powers and Responsibilities of the Administrator. The Administrator has the full power and the full responsibility to administer the Plan in all of its details, subject, however, to any applicable requirements of ERISA. The Administrator’s powers and responsibilities include, but are not limited to, the following:
(a)    To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;
(b)    The discretionary authority to construe and interpret the Plan, its interpretation thereof in good faith to be final and conclusive on all persons claiming benefits under the Plan;
(c)    To decide all questions concerning the Plan and the eligibility of any person to participate in the Plan;
(d)    To administer the claims and review procedures specified in Section 11.3;
(e)    To compute the amount of benefits which will be payable to any Participant, former Participant or Beneficiary in accordance with the provisions of the Plan;
(f)    To determine the person or persons to whom such benefits will be paid;
(g)    To authorize the payment of benefits;
(h)    To appoint such agents, counsel, accountants, and consultants as may be required to assist in administering the Plan;
(i)    By written instrument, to allocate and delegate its responsibilities.
11.2    Nondiscriminatory Exercise of Authority. Whenever, in the administration of the Plan, any discretionary action by the Administrator is required, the Administrator shall exercise its authority in a nondiscriminatory manner so that all persons similarly situated will receive substantially the same treatment.
11.3    Claims and Review Procedures. If Participant or his or her representative submit a written claim for a benefit under the Plan (other than a benefit due to Disability) and their claim is denied in whole or in part, the Administrator will notify Participant or his or her representative in writing of such denial within ninety (90) days after the claim is received, unless special circumstances require an extension of up to ninety (90) more days, in which case the Participant or his or her representative will be notified in writing of the extension, the special circumstances requiring the extension and the date by which the Administrator expects to render its decision. The denial notice will include:

•	The specific reason(s) for the denial,

•	References to the specific Plan provision(s) on which the denial was based,

•	A description of any additional material or information that is necessary to perfect the claim and an explanation of why such material or information is necessary, and

•
A description of the Plan’s procedures for appealing the denial. If the Participant or his or her representative disagrees with the Administrator’s decision, they will have sixty (60) days from the receipt of the original denial notice to appeal the decision. This appeal must be in writing and sent to the Administrator.

The Participant or his or her representative has the right to review (upon request and at no charge) all documents and other information relevant to their claim and to submit written comments, documents and other information relating to their claim. The Administrator will notify the Participant or his or her representative in writing of its decision within sixty (60) days after it receives the appeal, unless special circumstances require an extension of up to sixty (60) more days, in which case the Participant or his or her representative will be notified in writing of the extension, the special circumstances requiring the extension and the date by which the Administrator expects to render its decision. If the appeal is denied, the Administrator will give the Participant or his or her representative written notice that includes:

•	The specific reason(s) for the denial,

•	References to the specific Plan provision(s) on which the denial was based,

•
A statement that the Participant or his or her representative will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to their claim, and

•	A statement regarding the Participant’s right to bring an action under Section 502(a) of ERISA, if applicable.
The Participant shall have one year from the date the notice of the denial of the appeal to commence any action seeking judicial review of the denied claim. Failure to bring such an action within that period shall bar the claim. The Participant cannot bring an action until completing the Claims and Review Procedures described in this Section.
11.4    Plan’s Administrative Costs. The Company shall pay all reasonable costs and expenses (including legal, accounting, and employee communication fees) incurred by the Administrator and the Trustee in administering the Plan and Trust.

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IN WITNESS WHEREOF, the Company by its duly authorized officer(s) has caused this Plan to be adopted effective January 1, 2015.
COMPANY

By: /s/ Robert A. Bruggeworth
Name: Robert A. Bruggeworth
Title: President and Chief Executive Officer

[Signature Page to Qorvo, Inc. Nonqualified Deferred Compensation Plan]